EXHIBIT 2.4
FIRST AMENDMENT
TO
SECURITIES PURCHASE AGREEMENT
THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”), dated as of August 1, 2013, is entered into by and among Spectra Energy Express Pipeline (Canada), Inc., a Delaware corporation (“Seller”), Spectra Energy Capital Funding, Inc., a Delaware corporation (“SE Capital Funding”), and Spectra Energy Partners, LP, a Delaware limited partnership (“Buyer”), each a “Party” and, together, the “Parties.”
RECITALS
WHEREAS, the Parties have entered into that certain Securities Purchase Agreement dated as of May 2, 2013 (the “Securities Purchase Agreement”); and
WHEREAS, the Parties desire to amend the Securities Purchase Agreement as described in this Amendment;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1.1    Definitions. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth (or otherwise provided for) in the Securities Purchase Agreement.

Section 1.2    Amendment to Section 2.2. Section 2.2 of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Securities, at the Closing, Buyer shall pay or cause to be paid by its Buying Affiliates to Seller an aggregate amount in cash in immediately available U.S. funds equal to the difference of the Total Purchase Price and the Loan Purchase Price (the “Base Securities Purchase Price”), which amount shall be adjusted pursuant to Sections 2.3 and 2.4 (as so adjusted, the “Securities Purchase Price”). On the terms and subject to the conditions set forth herein, in consideration of the conveyance of the Canada Intercompany Loan, at the Closing, Buyer shall pay or cause to be paid by its Buying Affiliates to SE Capital Funding an aggregate amount in cash in immediately available U.S. funds equal to the USD Currency Equivalent of CAD 113,842,122.98 plus interest accrued, but unpaid, thereon in accordance with the terms and conditions of the Canada Intercompany Loan Documents from and including March 13, 2013 up to but excluding the Closing Date (the “Loan Purchase Price”).”

Section 1.3    Amendment to Section 2.5. Section 2.5 of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Closing. The Closing shall take place at the offices of Sidley Austin LLP, 1000 Louisiana, Ste. 6000, Houston, Texas 77002 at 9:00 a.m. (Central Time), on the later of (i) July 1, 2013 and (ii) the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other time and place as Buyer, Seller and SE Capital Funding may all agree. Upon the occurrence of the Closing, the time and date that the applicable Transactions become effective shall be 12:01 a.m. (Central Time) on the Closing Date.”

Section 1.4    Canada Intercompany Loan. The Parties acknowledge and agree that (a) notwithstanding the terms and conditions of the Canada Intercompany Loan Documents, accrued interest thereunder may be paid by SE Canada ULC to SE Capital Funding on the day immediately preceding the Closing Date (including interest accrued during such day of payment), and (b) if SE Canada ULC elects to make such payment, the Loan Purchase Price would not include any accrued, but unpaid, interest related to the Canada Intercompany Loan, and the Adjusted Current Liabilities would not include any accrued, but unpaid, interest related to the Canada Intercompany Loan.

Section 1.5    Miscellaneous. All Sections of Article XI of the Securities Purchase Agreement are hereby incorporated in this Amendment by reference, provided that any references in any Sections of Article XI to the “Agreement” or

similar references shall be substituted for references to this Amendment. Except as modified herein, the terms of the Securities Purchase Agreement remain in full force and effect, and all references therein to the “Agreement” shall be deemed to mean the Securities Purchase Agreement as amended by this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this First Amendment to Securities Purchase Agreement has been duly executed by the authorized representative of each signatory set forth below as of the date first written above.
SELLER:

SPECTRA ENERGY EXPRESS PIPELINE (CANADA), INC.

By:	/s/ Guy G. Buckley
Guy G. Buckley
Vice President and Treasurer

SE CAPITAL FUNDING:

SPECTRA ENERGY CAPITAL FUNDING, INC.

By:	/s/ Guy G. Buckley
Guy G. Buckley
Vice President and Treasurer

BUYER:

SPECTRA ENERGY PARTNERS, LP

By: Spectra Energy Partners (DE) GP, LP,
its general partner
By: Spectra Energy Partners GP, LLC, its general partner
By: /s/ Julie A. Dill
Julie A. Dill
President and Chief Executive Officer

[Signature Page to First Amendment to Securities Purchase Agreement]